Exhibit 10.2

LETTER OF INTENT FOR SHARE PURCHASE AGREEMENT

This letter of intent (the “Letter of Intent”) summarizes the principal terms and conditions of a proposed Share Purchase Agreement (the “Agreement”) proposed to be entered into by and between Star Gold Corporation, a corporation incorporated under the laws of Nevada, (the “Purchaser”) and Romios Gold Resources Inc., corporation incorporated under the laws of the Province of Ontario, (the “Vendor”).

WHEREAS

1.	the Vendor owns all the issued and outstanding shares in Romios Gold Nevada Inc. a corporation incorporated under the laws Nevada (the “Purchased Shares”) at the date of signing this Term Sheet;
2.	Romios Gold Nevada Inc. is the owner of the Scossa Mne Property and the Kincaid property in the state of Nevada USA; and
3.

the Vendor wishes to sell and the Purchaser wishes to acquire the Purchased Shares. In consideration for the transfer of the Purchased Shares the Purchaser will issue an aggregate of 20,383,604 post roll-back common shares in the capital of the Purchaser (the “Transaction”).

Anticipated Essential Terms
Structure and Assets:

The Purchaser will reorganize and complete a share roll-back (i.e. reverse split) of the current issued and outstanding capital of the Purchaser, such that the total number of shares outstanding will be approximately 13,589,069.

Financing:	Closing of the Share Purchase Agreement shall not occur prior to the closing of a capital raise of not less than one million, five hundred thousand dollars (USD$1,500.000).
Ownership:	The share distribution of Star Gold (OTCQB: SRGZ) at the time of Closing, prior to any financing: ● The Vendor 20,383,604 (60.00%) ● The Purchaser 13,589,069 (40.00%) ● Total O/S: 33,972,673 (100.00%)
Representations, Warranties and Covenants:

The Parties will make customary representations, warranties and covenants including as to the business, assets, insurance, and other matters typically required by buyers in connection with the transaction, which shall be set forth in the Share Purchase Agreement.

Due Diligence:	Assuming prompt and complete responses to its due diligence requests, the Parties will use their reasonable best efforts to complete due diligence by March 7, 2025.
Access to Information and Employees:

Following execution of this Letter of Intent, both Parties will afford the other Party and their officers, employees, agents and advisors reasonable access to the properties, books and records (including, without limitation, financial, operating and other data) at reasonable times in order to permit both Parties to make such investigation of the business, properties and operations.

Confidentiality and Disclosure:

The following provision shall be binding on each Party hereto (the “Binding Confidentiality Provisions”). Except and to the extent required by law, without the prior written consent of the other Party, none of the Parties hereto will, and each will direct its employees, agents and representatives not to, make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, a possible transaction between the Parties or any of the terms, conditions or other aspects of the transaction proposed in this Term Sheet. If a Party is required by law to make any such disclosure, it must first provide to the other Party the content of the proposed disclosure, the reasons that such disclosure is required by law and the time and place that the disclosure will be made. All press releases and other public announcements with respect to the sale must be in form and substance acceptable to both Parties.

Agreement Date:

The Parties will use their reasonable commercial efforts to finalize the Share Purchase Agreement by March 14, 2025 (“Agreement Date”), but in no event later than March 31, 2025 (“Definitive Agreement Deadline”). The Transaction is subject to all necessary corporate approval as well as TSX Venture Exchange and the US Securities and Exchange Commission (SEC) approval.

Definitive Documentation:

The Parties shall enter into a definitive Share Purchase Agreement, and all other documents necessary to implement the transactions contemplated in this Term Sheet. The draft Share Purchase Agreement will be made available to both Parties with ample time for review and revisions prior to the Definitive Agreement Deadline.

Conduct of Business:

The Parties shall use their best efforts to carry on their businesses in the ordinary course, including, but not limited to, maintaining its accounting methods, using its commercially reasonable efforts to preserve the business and assets and its business relationships, continuing to operate its billing and collection procedures, using its commercially reasonable efforts to retain key employees, and maintaining its business records in accordance with its past practices.

General Terms:	This Letter of Intent is not intended to be and will not constitute a binding obligation of upon the parties save and except with respect to the Binding Confidentiality Provisions.

Dated this this 28th day of February 2025.

STAR GOLD CORPORATION.

By: _____________________________________

Name: Lindsay Gorrill

Title: Chairman of the Board

ROMIOS GOLD RESOURCES INC.

By: _____________________________________

Name: Stephen Burega

Title: President and Chief Executive Officer

SCHEDULE A

PROPERTIES ROYALTIES

1.	Longstreet Net Smelter Royalty (“NSR”)*:

Refers to a three percent (3%) NSR payable to Great Basin Resources Inc. (the “Longstreet Great Basin Royalty”) with an option to repurchase half (1/2) of the NSR for one million, five hundred thousand dollars (USD$1,500,000) by way of cash at any time.

Romios Gold Resources Inc will be given a 60-day right of first refusal (ROFR), upon Star Gold Corporation initiating the above option, to buyback the option at a price that is 2.5 times greater than the repurchase amount (USD$3,750,000), which will be paid to Star Gold Corporation.

2.	Scossa Gross Smelter Royalty (“GSR”)*:

Refers to a two percent (2%) GSR payable to Gold Royalty Corp. (the “Scossa Royalty”), with an option to repurchase half (1/2) of the GSR for seven hundred, twenty-five thousand dollars (USD$725,000) by way of cash at any time.

Romios Gold Resources Inc will be given a 60-day right of first refusal (ROFR), upon Star Gold Corporation initiating the above option, to buyback the option at a price that is 2.5 times greater than the repurchase amount (USD$1,812,500), which will be paid to Star Gold Corporation.

3.	Kinkaid Net Smelter Royalty (“NSR”)*:

Refers to a two percent (2%) NSR payable to Gold Royalty Corp., Jacklynn Kennicott and Randall Moore (the “Kinkaid Royalty”), with an option to repurchase half (1/2) of the NSR for five hundred thousand dollars (USD$500,000) by way of cash at any time, and an option to repurchase the remaining one percent (1%) of the NSR for a “matching” cash sum based on a bona fide, third-Party offer made to Gold Royalty Corp., Jacklynn Kennicott and Randall Moore.

Romios Gold Resources Inc will be given a 60-day right of first refusal (ROFR), upon Star Gold Corporation initiating the above option, to buyback the option at a price that is 2.5 times greater than the repurchase amount (USD$1,250,000), which will be paid to Star Gold Corporation.

*For greater clarity, refer to actual NSR Agreements as part of the Due Diligence process.